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                                                                       EXHIBIT 8

                     THE CANFIBRE GROUP LTD. FEE AGREEMENT


                                 July 16, 1997


Enron Capital & Trade Resources Corp.
1400 Smith St.
Houston, Texas  77002

Ladies and Gentlemen:

The CanFibre Group Ltd. ("CanFibre") in connection with the proposed sale by The Kafus Capital Corporation ("Kafus") of the Series I 10% Convertible Cumulative Redeemable Preference Shares (the "Securities") pursuant to the Subscription Agreement dated as of July 16, 1997, between Kafus and Enron Capital & Trade Resources Corp. ("ECT") and the capitalization of CanFibre by Kafus with the proceeds of the sale of the Securities hereby agrees as follows:

     1. CanFibre shall convey to ECT 750,000 shares of common stock of Kafus currently owned by CanFibre upon execution hereof, which shares are owned by CanFibre free and clear of liens and are duly authorized, validly issued, and fully paid and can be transferred to ECT without restriction.

     2. If on October 15, 1997 (the "Makewhole Date"), the per share trade weighted average market price of such shares of common stock of Kafus in U.S. Dollars for the immediately preceding 30 day period before the Makewhole Date (the "Average Market Price") is less than U.S. $2.00 per share, then CanFibre shall pay to ECT an amount equal to (a) the difference between U.S. $2.00 per share and the Average Market Price multiplied by (b) 750,000 (the "Makewhole
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Enron Capital & Trade Resources Corp.
July 16, 1997
Page 2


Payment"). At the option of CanFibre, the Makewhole Payment shall be paid either in cash or in further shares of common stock of Kafus, which shares shall be owned by CanFibre free and clear of liens and shall be duly authorized, validly issued, and fully paid and transferrable to ECT without restriction.


This letter shall be effective upon receipt and will be governed by the internal laws of the Province of British Columbia, Canada (without reference to principles of conflicts of law).



                                      Very truly yours,

                                      THE CANFIBRE GROUP LTD.


                                      By: /s/ Kenneth F. Swaisland
                                         -------------------------
                                      Name: Kenneth F. Swaisland
                                            -----------------------
                                      Title: President
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